Exhibit 1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of August 14, 2026, is by and among Clearline Capital LP, Clearline Capital LLC and Marc Majzner (collectively, the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D and/or 13G with respect to shares of Common Stock (par value $0.001 per share) of Xperi Inc. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13D and/or 13G (and any amendments thereto) on behalf of each of the Filers, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

Clearline Capital LP

By: /s/Marc Majzner___

Name: Marc Majzner

Title: Limited Partner

Clearline Capital LLC

By: /s/Marc Majzner___

Name: Marc Majzner

Title: Managing Member

Marc Majzner

/s/Marc Majzner___